Exhibit 99.1

200 West Street | New York, New York 10282 Tel: 212-902-1000 | Fax: 212-902-3000 May 25, 2011 Audit/Special Committee of the Board of Directors DSW Inc. 810 DSW Drive Columbus, OH 43219

Re:	Initially Filed Registration Statement on Form S-4 of DSW Inc., filed on May 25, 2011 (the “462(b) Registration Statement”)
Ladies and Gentlemen:
Reference is made to our opinion letter, dated February 8, 2011, with respect to the fairness from a financial point of view to DSW Inc. (the “Company”) of the Exchange Ratio (as defined in the above referenced opinion letter) pursuant to the Agreement and Plan of Merger, dated as of February 8, 2011, by and among the Company, DSW MS LLC and Retail Ventures, Inc.
The foregoing opinion letter is provided for the information and assistance of the Audit/Special Committee of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.
The 462(b) Registration Statement incorporates by reference the contents of the Registration Statement on Form S-4 of the Company filed on March 4, 2011, as amended (File No. 333-172631), including the Joint Proxy Statement/Prospectus included therein. In that regard, we hereby consent to the reference, as a result of such incorporation, to our opinion under the captions “Summary — Recommendations of the DSW Committee and Board of Directors,” “Summary —Opinion of Goldman, Sachs & Co., Financial Advisor to the DSW Committee,” “The Merger — DSW’s Purposes and Reasons for the Merger” and “The Merger — Opinion of Goldman, Sachs & Co., Financial Advisor to the DSW Committee” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included, as a result of such incorporation, in the 462(b) Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the 462(b) Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned 462(b) Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)